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                                                                  EXHIBIT 4.1.1
                                   AMENDMENT

                       TO THE CARDIAC PATHWAYS CORPORATION

                        PREFERRED SHARES RIGHTS AGREEMENT

                                  JULY 23, 1999

        WHEREAS, Cardiac Pathways Corporation (the "Company") and Norwest Bank Minnesota, N.A. (the "Rights Agent") are parties to the Preferred Shares Rights Agreement, dated as of April 22, 1997 (the "Rights Agreement");

        WHEREAS, the Company's Board of Directors has authorized the designation and sale of the Company's Series B Convertible Preferred Stock;

        WHEREAS, the Company has determined that pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the holders of the Rights (as defined in the Rights Agreement);

        NOW THEREFORE, in consideration of the promises and mutual agreements set forth in the Rights Agreement, the parties hereby amend the Rights Agreement as follows:

1. The definition of "Acquiring Person" set forth in Section 1(a) is hereby amended, in its entirety, to provide as follows:

"ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however that no Series B Party (as defined below) shall be deemed an "Acquiring Person" as a result of its being the Beneficial Owner of any securities (any such securities, "Series B Securities") issued or issuable pursuant to the Series B Convertible Preferred Stock Purchase Agreement and Securities Purchase Agreement (including the exhibits that are a part thereof, and in particular including any Common Shares which have been or may be issued upon conversion of shares of preferred stock issued thereunder, issued upon exercise of the warrants granted thereby or otherwise issued in accordance with the terms of such agreements or related documents) each dated as of May 20, 1999 between the Company and the Purchasers named therein. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of



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any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and
(ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding. A "Series B Party" shall include each of (i) Bank America Ventures, Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P., Morgan Stanley Venture Partners Entrepreneur Fund, L.P., Van Wagoner Capital Management, State of Wisconsin Investment Board, Thomas J. Fogarty and Trellis Health Ventures L.P. (the "Purchasers") (ii) any Affiliate of a Purchaser, (iii) any creditor of a Purchaser who acquires Series B Securities upon the exercise of creditor rights in connection with a bona fide credit arrangement, and (iv) any other person who acquires Series B Securities provided that such person has stated or intends to state in a timely fashion in a filing pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, or any successor provision thereto, that such person has acquired such securities in the ordinary course of business and not with the purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b).

2. The definition of "Common Shares" set forth in Section 1(g) is hereby amended, in its entirety, to provide as follows:

        "COMMON SHARES" when used with reference to the Company shall mean the shares of Common Stock of the Company, $.001 par value, and the shares of Series B Convertible Preferred Stock, $.001 par value. Common Shares when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such



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other Person or, if such other Person is a Subsidiary of another Person, the
Person or Persons which ultimately control such first-mentioned Person.

3. This Amendment may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

4. Except as expressly amended by this Amendment, all provisions of the Rights Agreement shall remain in full force and effect.

                  [Remainder of Page Intentionally Left Blank]



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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                 CARDIAC PATHWAYS CORPORATION

                                 By: /s/ G. MICHAEL LATTA
                                     -----------------------------------------
                                     G. Michael Latta, Chief Financial Officer



                                 NORWEST BANK MINNESOTA, N.A.

                                 By: /s/ KARRI L. VANDELL
                                     -----------------------------------------

                                 Name: Karri L. VanDell

                                 Title: AVP

                                   CERTIFICATE

        The undersigned officer of Cardiac Pathways Corporation certifies that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.


/s/ G. MICHAEL LATTA
-----------------------------------------
G. Michael Latta, Chief Financial Officer



                                [Signature Page]

[Amendment to the Cardiac Pathways Corporation Preferred Shares Rights
Agreement]


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